Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

LXP Industrial Trust
(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares of Beneficial Interest, par value $0.0001 per share (“Common Shares”)	Other	5,000,000	$42,700,000.00	0.00015310	$6,537.37
Total Offering Amounts				$42,700,000.00		$6,537.37
Total Fee Offsets						—
Net Fee Due						$6,537.37

(1)	Represents the additional 5,000,000 Common Shares authorized to be issued under the LXP Industrial Trust 2022 Equity-Based Award Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers any additional securities to be offered or issued in connection with stock splits, stock dividends, recapitalizations, or similar transactions.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per Common Share of the registrant as reported on the New York Stock Exchange on June 17, 2025, which was $8.54 per share.